UPHAM, MEEKER & WEITHORN
                                                     ATTORNEYS
                                      CHRYSLER BUILDING, NEW YORK, N.Y. 10017

                                                      TELEPHONE
                                                   (212) OX 7-6640

                               October 10, 1973




Securities and Exchange Commission
Washington, D.C. 20549

          Re: Lexington Income Fund, Inc. ("Corporation")
              File No. 2-48906
              Registration Statement on Form S-5
              ___________________________________________

Gentlemen:

     We are pleased to express our opinion with respect to the legality of the securities of the Corporation. We have examined its Articles of Incorporation, By-Laws and the relevant corporate proceedings relating to the Corporation. It is our opinion, based upon our examination, that:

     The corporation was duly organized and is validly existing under the laws of the State of Maryland.

     It has duly authorized for issuance 100,000 shares of capital stock of the par value of $1.00 per share.

     The said 100,000 shares of capital stock, when validly issued by the Corporation at their net asset value per share, in accordance with the Prospectus included in the captioned Registration Statement, will be fully paid and non-assessable shares of capital stock of the Corporation.

     We hereby consent to the use of this opinion as an exhibit to the captioned Registration Statement and to the use of our name as "Legal Counsel" to the Corporation in said Prospectus.

                                       Very truly yours,

                                   /s/ Upham, Meeker & Weithorn

                                       Upham, Meeker & Weithorn